Exhibit 99.1
For more information, contact:
The Blueshirt Group, Investor Relations
Chris Danne, Rakesh Mehta
(415) 217-7722
ir@arubanetworks.com
Aruba Networks Announces Exercise of Over-Allotment Option
in Connection with its Initial Public Offering
Sunnyvale, CA – April 5, 2007 – Aruba Networks, Inc. (Nasdaq: ARUN) today announced that Goldman, Sachs & Co. and Lehman Brothers Inc., on behalf of the underwriters of the company’s recent initial public offering, exercised in full their over-allotment option to purchase an additional 1,200,000 shares of the company’s common stock, bringing the total initial public offering price to $101.2 million prior to the deduction of the total underwriting discounts and commissions paid by Aruba Networks. Aruba Networks intends to use the net proceeds from the offering for working capital and general corporate purposes, including continued investments in research and development, further expansion of its sales and support functions for both direct and indirect sales channels, and capital expenditures.
Copies of the final prospectus relating to the offering may be obtained by contacting Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad Street, New York, New York 10004, via fax at 212-902-9316 or via e-mail at prospectus-ny@ny.email.gs.com or Lehman Brothers Inc., c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue Edgewood, NY 11717; via fax at 631-254-7268, or via e-mail at jennifer_maldonado@adp.com.
A registration statement relating to these securities was declared effective on March 26, 2007. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.